As filed with the Securities and Exchange Commission on July 5, 2001
                                            Registration Statement No. 333-61714
================================================================================


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------


                        PRE-EFFECTIVE AMENDMENT NUMBER 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                            ------------------------

                               INVENTOY.COM, INC.
                 (Name of small business issuer in its charter)

         Delaware                          3944                  13-4128563
(State of incorporation or     (Primary Standard Industrial   (I.R.S. Employer
jurisdiction of organization)  Classification Code Number)   Identification No.)

                            ------------------------

                        6786 Willowood Drive, Suite G1006
                            Boca Raton, Florida 33434
                                 (561) 482-6952
          (Address and telephone number of principal executive offices)

                            ------------------------

                                    Ed Kaplan
                      President and Chief Executive Officer
                               Inventoy.com, Inc.
                        6786 Willowood Drive, Suite G1006
                            Boca Raton, Florida 33434
                                 (561) 482-6952
            (Name, address and telephone number of agent for service)

                            ------------------------

Copies of all communications, including all communications sent to the agent for service, should be sent to:
                            Adam S. Gottbetter, Esq.
                             Kevin F. Barrett, Esq.
                        Kaplan Gottbetter & Levenson, LLP
                                630 Third Avenue
                            New York, New York 10017
                                 (212) 983-6900

                            ------------------------

      Approximate date of proposed sale to the public: From time to time after the effective date of the registration statement until such time that all of the shares of common stock registered hereunder have been sold.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check and following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                            ------------------------


                                 CALCULATION OF REGISTRATION FEE
===============================================================================================
Title of Each Class                    Proposed Maximum        Proposed
of Securities Being     Amount Being       Offering        Maximum Aggregate       Amount of
     Registered          Registered   Price Per Share (1)  Offering Price (1)  Registration Fee
-----------------------------------------------------------------------------------------------
Shares of Common Stock    1,611,000          $.10              $161,100                $50
-----------------------------------------------------------------------------------------------
Total                                                          $161,100                $50
-----------------------------------------------------------------------------------------------
Amount Due                                                                             $50
===============================================================================================


(1)   Estimated for purposes of computing the registration fee pursuant to Rule
      457.

                            ------------------------

      The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that the registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell, nor does it seek an offer to buy, these securities in any state where the offer or sale is not permitted.

      SUBJECT TO COMPLETION. DATED               , 2001.

PROSPECTUS

                               INVENTOY.COM, INC.


                        1,611,000 Shares of Common Stock

      This prospectus relates to the resale by the selling stockholders of 1,611,000 shares of our common stock. The selling stockholders will sell the shares from time to time at $.10 per share or at the prevailing market price or in negotiated transactions if higher.

      No public market currently exists for the shares of common stock.


      We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

      As you review this prospectus, you should carefully consider the matters described in "Risk Factors" beginning on page 2.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                   The date of this prospectus is       ,2001

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
Prospectus Summary ............................................................1
The Offering ..................................................................1
Risk Factors ..................................................................2
Cautionary Note Regarding Forward-looking Statements ..........................5
Use of Proceeds ...............................................................5
Capitalization ................................................................6
Management's Discussion and Analysis of Financial Condition and Results
of Operations .................................................................6
Dividend Policy ...............................................................7
Description of Business .......................................................7
Management ...................................................................10
Security Ownership of Certain Beneficial Owners and Management ...............11
Certain Relationships and Related Transactions ...............................12
Indemnification and Limitation of Liability of Management ....................13
Description of Securities ....................................................13
Selling Stockholders .........................................................14
Plan of Distribution .........................................................16
Market for Common Equity .....................................................18
Legal Proceedings ............................................................18
Legal Matters ................................................................19
Experts ......................................................................19
Where You Can Find More Information ..........................................19
Index to Financial Statements ................................................20

Financial Statements ........................................................F-1

                                -----------------


You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus is correct after the date of this prospectus.

                     Dealer Prospectus Delivery Obligation

Until ____, 2001 (90 days from the date of this prospectus), all dealers that effect transactions in these securities, whether or not participants in this offering, may be required to deliver a prospectus.

                               PROSPECTUS SUMMARY


Inventoy.com, Inc. ("Inventoy") was incorporated August 11, 1999 in the state of Delaware. We seek to license toy designs to toy manufacturers and to act as a toy inventor's agent in licensing toy designs developed by others. Our licensing efforts will begin with 27 toy designs which we acquired from Kaplan Design Group ("KDG"), a New Jersey general partnership, of which our president and chairman of the board of directors Ed Kaplan and his sons Douglas Kaplan (Inventoy's secretary and director) and Michael Kaplan are partners. We expect to market these toy designs by both direct meetings with toy manufacturers' representatives and through a web site that will give the manufacturers an opportunity to review pictures and descriptions of new inventions at a single source to decide whether a face-to-face meeting would be useful. We have had no operations to date. We do not yet have an operational web site.

In order to gain further funding Inventoy, sold 1,111,000 shares of our common stock from October 2000 through April 2001 in a private placement offering. Ed Kaplan and Douglas Kaplan each own 300,000 shares of Inventoy common stock personally, and Ed Kaplan, Douglas Kaplan and Michael Kaplan are the partners of Kaplan Design Group which owns an additional 3,000,000 out of 5,211,000 shares outstanding.

                                  The Offering

Shares offered by the selling
stockholders...................   1,611,000

Common stock outstanding ......   5,211,000

Use of proceeds................   The selling stockholders will receive the net
                                  proceeds from the sale of shares. We will receive none of the proceeds from the sale of shares offered by this prospectus.

                                  RISK FACTORS


Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before you purchase any of our common stock.


If any of these risks or uncertainties actually occur, our business, financial condition or results of operations could be materially adversely affected. In this event you could lose all or part of your investment.

                          RISKS CONCERNING OUR BUSINESS

WE HAVE NO OPERATING HISTORY.


We are a new enterprise that has no operating history upon which an evaluation of our business and prospects can be based. We must, therefore, be considered to be subject to all of the risks inherent in the establishment of a new business enterprise, including the prospective development and marketing costs, along with the uncertainties of being able to effectively market our products. We cannot assure you at this time that we will operate profitably or that we will have adequate working capital to meet our obligations as they become due. Because of our limited financial history, we believe that period-to-period comparisons of our results of operations will not be meaningful in the short term and should not be relied upon as indicators of future performance. (See DESCRIPTION OF BUSINESS.)


WE ARE DEPENDENT UPON ED KAPLAN, ANY REDUCTION IN HIS ROLE IN INVENTOY WOULD HAVE A MATERIAL ADVERSE EFFECT.

The success of Inventoy is dependent on the vision, knowledge, business relationships and abilities of Inventoy's founder, CEO and president Ed Kaplan. Any reduction of Mr Kaplan's role in the business would have a material adverse effect on Inventoy. Inventoy does not have an employment contract with Mr. Kaplan.

COMPETITION FROM ED KAPLAN ASSOCIATES.

Ed Kaplan Associates, ("EKA") is a New Jersey general partnership, of which our president Ed Kaplan owns ten percent, and his sons Douglas Kaplan (our secretary), Michael Kaplan, and Steven Kaplan (of Kaplan Gottbetter & Levenson, LLP our legal counsel) each own thirty percent. EKA designs toys and markets toy designs to toy manufacturers. Ed Kaplan will continue to work at EKA part time, approximately 20 hours per month. However, EKA does not represent the toy designs of others, unlike Inventoy's business plan.


TOY DESIGNERS MAY BE RELUCTANT TO USE INVENTOY AS AN AGENT DUE TO POTENTIAL CONFLICTS OF INTERESTS

Toy designers may be reluctant to use Inventoy as an agent due to the fact that our management members have interests in other entities that are also in the business of designing toys and selling those ideas to toy manufacturers. (See MANAGEMENT.)


IF THE TOY DESIGNS THAT WE RECOMMEND TO THE TOY MANUFACTURES ARE NOT COMMERCIALLY SUCCESSFUL THEN OUR ACCESS TO THE TOY MANUFACTURERS WILL BE GREATLY REDUCED AND OUR BUSINESS WILL SUFFER SUBSTANTIALLY.

Our ability to successfully market both the toy designs we own and those we represent as toy designer's agent will depend on our ability to regularly bring to the toy manufacturers new inventions and designs that are commercially successful. A limited number of commercial failures of designs we recommend would reduce the manufacturers' confidence in us and make it difficult for us to continue to have access to key decision makers for the toy manufacturers, and our business would suffer substantially.

WE COULD BE NAMED AS DEFENDANTS IN LITIGATION BROUGHT BY TOY INVENTORS REGARDING THE OWNERSHIP OF TOY DESIGNS, WHICH COULD GREATLY INTERFERE WITH OUR BUSINESS.

We believe that amateur toy inventors may be suspicious that the toy designs they have revealed to toy manufacturers will be "stolen" by the manufacturer. We will insist that manufacturers follow the industry practice of disclosing promptly any "in-house" designs that would conflict with the intellectual property developed by toy designers we represent. It is possible that inventors may file lawsuits against toy manufacturers who produce designs similar to those of the inventors we represent. As inventors' agent we may be named as a defendant in such litigation and because we have only a small staff any protracted or significant litigation would greatly interfere with our business.

WE MAY HAVE DIFFICULTY IN OBTAINING ADDITIONAL FUNDING, IF REQUIRED.


Although we believe that the funds that were raised through our most recent private placement offering of common stock will be sufficient for our needs for the next twelve months, if additional funds are needed, we may have difficulty obtaining them, and we may have to accept terms that would adversely affect our shareholders. For example, the terms of any future financings may impose restrictions on our right to declare dividends or on the manner in which we conduct our business. Also, lending institutions or private investors may impose restrictions on future decisions by us to make capital expenditures, acquisitions or asset sales.

We may not be able to locate additional funding sources at all or on acceptable terms. If we cannot raise funds on acceptable terms, if and when needed, we may not be able to grow our business or respond to competitive pressures or unanticipated requirements, which could seriously harm our business.


LARGER AND BETTER FUNDED COMPETITION MAY MAKE IT DIFFICULT FOR INVENTOY TO SUCCEED.


There are many competitors that represent toy designers and market toy designs, many of which are larger and more established and with greater experience, and financial and personal resources than Inventoy. These competitors' advantages may result in the competitors having better access to toy manufacturers. These competitors may make it difficult for Inventoy to succeed.

                         RISKS CONCERNING OUR OFFERING

UNLESS A PUBLIC MARKET DEVELOPS FOR OUR COMMON STOCK, YOU MAY NOT BE ABLE TO SELL YOUR SHARES.

There has been no public market for our common stock. There can be no assurance, moreover, that an active trading market will ever develop or, if developed, that it will be maintained. Failure to develop or maintain an active trading market could negatively affect the price of our securities, and you may be unable to sell your shares.

IF OUR STOCK DOES BECOME PUBLICLY TRADED, WE WILL LIKELY BE SUBJECT TO THE PENNY STOCK RULES.


Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq Stock Market provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The rules require that a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the liquidity of penny stocks. If our securities become subject to the penny stock rules, investors in the offering may find it more difficult to sell their securities. (See PLAN OF DISTRIBUTION.)


WE MAY NOT QUALIFY FOR BULLETIN BOARD INCLUSION, AND THEREFORE YOU MAY BE UNABLE TO SELL YOUR SHARES.


Upon completion of this offering, we will attempt to have our common stock eligible for quotation on the NASD Over-the-Counter Electronic Bulletin Board ("OTCBB" or "Bulletin Board"). OTCBB eligible securities includes securities not listed on NASDAQ or a registered national securities in the U.S. and that are also required to file reports pursuant to Section 13 or 15(d) of the Securities Act of 1933, and the company is current in its periodic securities reporting obligations. Inventoy has engaged a broker/dealer to file a Form 211 with the National Association of Securites Dealers ("NASD") in order to allow the quote of Inventory's common stock on the OTCBB. For more information on the OTCBB see its website at www.otcbb.com. If for any reason, however, any of our securities are not eligible for continued quotation on the Bulletin Board or a public trading market does not develop, purchasers of the shares may have difficulty selling their securities should they desire to do so. If we are unable to satisfy the requirements for quotation on the Bulletin Board, any trading in our common stock would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets". As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the securities offered hereby. The above-described rules may materially adversely affect the liquidity of the market for our securities. (See PLAN OF DISTRIBUTION.)

THERE MAY NOT BE A MARKET FOR THE SECURITIES AFTER THE OFFERING, AND THEREFORE INVESTORS MAY BE UNABLE TO SELL THEIR SECURITIES.

      There may not be a sufficient distribution of the securities for a market maker to make a market and begin trading in the securities. We do not currently meet the requirements such as income, shareholders' equity and number of public shares outstanding, to have our shares listed on a stock exchange in the United States or quoted on the NASDAQ over-the-counter market. We have a market-maker who is willing to make a market in our common stock once the stock becomes sufficiently distributed, but we cannot give any assurance that we will achieve sufficient distribution for the market maker. Consequently, the securities may be an illiquid long-term investment. (See PLAN OF DISTRIBUTION.)

WE ARE CONTROLLED BY OUR FOUNDER, PRESIDENT, CEO AND CHAIRMAN OF THE BOARD AND BY OUR SECRETARY AND DIRECTOR WHICH MAY RESULT IN YOU HAVING NO CONTROL IN THE DIRECTION OR AFFAIRS OF INVENTOY.

Our founder, president, CEO and chairman of the board and our secretary and director (who are father and son) together control approximately 69% of our outstanding common stock. As a result, they have the ability to control our company and direct our affairs and business, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control of our company and may make some transactions more difficult or impossible without the support of these stockholders. Any of these events could decrease the market price of our common stock. (See SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.)


WE DO NOT EXPECT TO PAY DIVIDENDS.

We do not anticipate paying cash dividends in the foreseeable future.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains certain financial information and statements regarding our operations and financial prospects of a forward-looking nature. Although these statements accurately reflect management's current understanding and beliefs, we caution you that certain important factors may affect our actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to be made in this Prospectus. For this purpose, any statements contained in this Prospectus which are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as, "may", "will", "intend", "expect", "believe", "anticipate", "could", "estimate", "plan" or "continue" or the negative variations of those words or comparable terminology are intended to identify forward-looking statements. There can be no assurance of any kind that such forward-looking information and statements will be reflective in any way of our actual future operations and/or financial results, and any of such information and statements should not be relied upon either in whole or in part in connection with any decision to invest in the shares.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of the stockholder's shares offered by this prospectus. All proceeds from the sale of the stockholders' shares will be for the account of the selling shareholders.

                                 CAPITALIZATION


      The following table sets forth our capitalization as of April 30, 2001.

                                                                  April 30, 2001
                                                                  --------------

Long-term debt .................................................    $      --

Total Liabilities ..............................................        5,009
                                                                    ---------
Stockholders' equity:

      Common stock, $.001 par value; authorized
        20,000,000 shares, issued and outstanding
        5,197,500 shares .......................................        5,198

      Preferred stock, $.001 par value; authorized
        5,000,000 shares, issued and outstanding -0- ...........           --

      Additional paid-in capital ...............................      108,152

      Accumulated deficit as of April 30, 2001..................       (7,009)

Subscriptions Receivable .......................................         (600)

Total stockholders' equity .....................................      105,741

Total capitalization ...........................................    $ 110,750
                                                                    =========


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview


      Inventoy was incorporated on August 11, 1999, and seeks to license toy designs to toy manufacturers and to act as a toy inventor's agent in licensing toy designs developed by others. Additionally Inventoy will seek revenue from the sale of banner ads on the web page it plans to create. However, the expectation is that any revenue from the sale of banner ads will be minimal. Inventoy's licensing efforts begin with twenty-seven toy designs which were acquired from Kaplan Design Group ("KDG"), a New Jersey general partnership. Inventoy expects to market those toy designs by both direct meetings with toy manufacturers' representatives as well as through a website that will give the manufacturers an opportunity to review pictures and descriptions of new inventions at a single source to decide whether a fact-to-face meeting would be useful.

Inventoy's plan of operations for the next twelve months includes hiring a web designer to build Inventoy's web page, and soliciting new toy designs. The web page will take approximately four months build and cost approximately $25,000. We plan to hire a web designer later this year. We will rely on Ed Kaplan and Doug Kaplan's contacts in the toy industry to solicit new toy designs. We plan for the web page to also solicit new toy designs. Also, during the next twelve months Ed Kaplan will market Inventoy's current toy designs directly to toy manufactures' representatives.

      From its inception to the time of filing this registration statement, Inventoy has been developing its business and had no operations. Inventory believes that it will not need to raise additional funds in the next twelve months.


Intellectual Property

      We have no trademark, copyright or patent protection at this time. None of the designs we own are protected by patent protection. Generally, while some toy designs may be entitled to patent protection, the majority of toy designs will not meet the criteria for a utility patent protection. Some designs may be eligible for a limited degree of protection provided by design patents. However, in general most designs are protected only under the law of trade secrets. Under the law of trade secrets, the secret is legally protected only for so long as it is not disclosed to others other than by someone under an obligation to maintain its secrecy.

Competition


We expect to face intense competition both in our efforts to market new toy inventions to toy manufacturers and in our efforts to get new inventor customers for whom we can act as agent. There are several other companies seeking to assist toy inventors, one of the more successful companies is Haystack Toy Company. Insofar as marketing toy designs to the manufacturers is concerned, the major competition will be from the manufacturers' own in-house design departments. There are also approximately 150 independent toy design companies, many of which are sole proprietorships. The principal bases on which industry participants compete is on the perceived value of the toy design concept and the likelihood of it being manufactured and marketed.


Properties

At present, Inventoy owns no real property. Inventoy is currently operated out of Ed Kaplan's home in Boca Raton, Florida. We believe our present office space will be adequate for our needs for the foreseeable future.

Employees


As of June 28, 2001, we had no employees, other than our two officers and directors, Ed Kaplan and Douglas Kaplan.


                                 DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has sole discretion to pay cash dividends based on our financial condition, results of operations, capital requirements, contractual obligations and other relevant factors.

                             DESCRIPTION OF BUSINESS


Inventoy.com, Inc. ("Inventoy") was incorporated August 11, 1999 in the state of Delaware. We seek to license toy designs to toy manufacturers and to act as a toy inventor's agent in licensing toy designs developed by others. Our licensing efforts will begin with 27 toy designs which we acquired from Kaplan Design Group ("KDG"). KDG is a New Jersey general partnership, of which Inventoy's president Ed Kaplan is a ten percent partner and his sons Douglas Kaplan (Inventoy's secretary) and Michael Kaplan are each forty-five percent partners. We expect to market these toy designs by both direct meetings with toy manufacturers' representatives and through a web site that will give the manufacturers an opportunity to review pictures and descriptions of new inventions at a single source to decide whether a face-to-face meeting would be useful. In both face-to-face meetings and disclosure of toy designs over the Internet, a submission sheet will be used that describes the toy design and who the authorized manufacturer is who is viewing the toy design. We have had no operations to date.

Initially we will look at the toy design concept to see if it makes sense or has been done before. Then we will evaluate the toy design to determine if it is something we think a toy manufacturer and retailer can and would manufacture and market. Then we will evaluate whether the toy design is expandable into a brand, whether it may be suitable for a series of related toys.


Industry Background

We believe that the business of most toy companies relies on the continuing development of new products as well as the redesigning of existing products for continuing market acceptance. We believe that the leading toy companies maintain a staff of designers, artists, model makers and engineers, and that much of this work is performed by that staff internally. However, we believe that most leading toy manufacturers also deal with a number of independent toy designers.

We believe that in recent years, the toy industry has experienced rapid consolidation. This is in part because the manufacturers want to offer a range of products across a broader variety of categories. The toy industry is also experiencing a shift toward greater consolidation of retail distribution channels, such as large specialty toy stores and discount retailers, including Toys R Us, Wal-Mart, Kmart and Target, which have increased their overall share of the retail market. Large retailers in turn are relying more and more on the large toy companies because of their financial stability and ability to support products through advertising and promotion and to distribute products on a national basis.

We believe that the larger toy companies have pursued a strategy of focusing on core product lines. Core product lines are those lines that are expected to be marketed for an extended period of time, and that historically provided relatively consistent growth in sales and profitability. By focusing on core product lines, toy manufacturers have been able to reduce their reliance on new product introductions and the associated risk and volatility. The combination of fewer manufacturers and decreased emphasis on new designs rather than the tried and true means that the independent toy inventor has fewer and fewer outlets for his inventions, and that each outlet is larger and therefore more difficult to "break into." We believe that these trends make the role of the inventor's agent increasingly important if a new design is to reach the marketplace. Larger manufacturers, particularly, maintain large internal development staffs, and getting a new idea before the decision-makers increasingly require an introduction by someone with a track record in the industry.

We believe that rights to designs and ideas developed by independent toy designers are usually acquired on an exclusive basis. Licensing agreements generally require the manufacturer to pay the designer a royalty on the manufacturer's net sales of the item. The royalty agreements usually also provide for advance royalties and minimum guarantees to the designer.

The Role of a Toy Inventor's Agent

We believe that the vast majority of new toy designs developed outside the large toy manufacturers are developed by professional toy inventors. However, a significant number of new designs do come from amateur inventors. Some of these inventors may have developed only a single product, and most of them don't have experience in dealing with toy manufacturers. We believe that for a variety of reasons the major toy manufacturers prefer to deal through a broker in negotiating arrangements with amateur inventors. We believe that many amateur inventors often suspect that the manufacturer may "steal" his or her invention once it is disclosed. However, often when a concept is presented to a toy manufacturer, the manufacturer has seen the idea before or has developed itself. The manufacturer will state this, usually in writing on a disclosure form. Toy agents and professional inventors are accustomed to this process; and there is a level of trust. We believe that an amateur, on the other hand, often doesn't trust the toy manufacturer and may think his or her idea has been stolen if it shows up on toy shelves the next year. The result is often a lawsuit with the toy manufacturer being portrayed as the "big company" against the "little guy." There is always a risk that a jury will side with the "little guy" no matter what the facts may be. An experienced toy agent is accustomed to the process by which existing inventions are disclosed and as an outsider can explain to the new inventor that if a toy manufacturer steals ideas from toy agents and professional inventors the manufacturer will stop having access to new ideas from this important source.

In addition, we believe that the inventor may have unrealistic expectations concerning the potential value of his invention or may underestimate the amount of additional, development plans required to bring to market. The professional toy agent is familiar with the process of developing the invention from the initial idea through the completion of a prototype. The toy agent also knows the prevailing amounts of royalties and other practices in the industry. The toy agent can independently confirm to the inventor the problems that may be facing the manufacturer in bringing the idea to market, or, if appropriate, persuade the manufacturer that a higher royalty is appropriate.

Sources of Revenue

We expect to earn money primarily from two sources. First, we will seek to license the inventory of 27 toy designs we currently have and possibly additional designs that may be developed by Ed Kaplan in the future. Second, we will receive a portion of the royalties paid to the inventors we expect to represent as agent. Additionally, we will also seek revenue from the sale of banner ads on the web page we are planning to create. We expect that any revenue from the sale of banner ads to be minimal.

We believe that toy inventors usually are paid for their inventions through a royalty on sales of the products they design. We believe that typical royalties range from 3% to 10% of the wholesale price charged by the manufacturer, with most royalties falling at or near 5%. The royalty is based on the price the manufacturer charges to its customers -- usually the wholesale cost. Manufacturers also pay advances, sometimes called earnest money, to show that they are committed to the idea. Usually the advance is based on the royalties that would be earned in the first quarter of shipments. We believe that typically the advance ranges from $5,000 to $50,000. The advance is subtracted from future royalties. Generally, royalties are paid quarterly.

Where we are licensing our own inventions, we will receive the entire royalty. Where we are acting as a broker for another inventor, our percentage will be subject to negotiation with the inventor. We believe that it will generally range from 40% to 50% of the royalty received by the inventor, with the actual percentage negotiated on a case-by-case basis depending upon, among other things, the amount of assistance we have to give the inventor in order to bring his product to a marketable state.

Selection Criteria

Toy designs for which we will act as agent will be selected based primarily on our judgment of the chances of their achieving commercial success and yielding significant royalties. Considerations will include how unique the toy design is, the likelihood of getting meaningful patent protection, the amount of any additional work required to bring the designs to a production stage and management's subjective "feel" for whether the design is in line with current consumer desires. These same considerations will affect the prominence we give to a particular design on our Web pages and the degree of effort put into marketing that design to toy manufacturers.

Importance of Relationships and Reputation

We believe that one of the most important factors that will make our business succeed or fail is the reputation of our president. One of the key hurdles faced by any independent toy inventor is getting his design before the appropriate decision maker at the manufacturer's level. We believe that an inventor with an established track record in the field is far more likely to be able to get the attention of these decision makers in order to present new designs. In addition, our experience is that knowing the key decision makers on a personal level goes a long way toward successfully arranging a personal meeting to present new designs. Our president, Ed Kaplan, has been a toy manufacturing executive for 26 years and ran a toy design company for 16 years, and is well known to most of the major toy manufacturers.

                                   MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information regarding our executive officers and directors:

     Name          Age                              Position
     ----          ---                              --------

  Ed Kaplan        67        Chairman of the Board, President, CEO, Treasurer

Douglas Kaplan     30        Secretary, Vice President of Marketing and Director


Ed Kaplan, president, treasurer and director, age 67, has been the president, treasurer and director since our formation. Ed Kaplan serves at the pleasure of the board of directors. Ed Kaplan has been in the toy industry since 1957. From 1957 to 1978 he was COO of Knickerbocker Toy, from 1978 to 1984 he was president and CEO of Amtoy, a division of American Greeting. Ed Kaplan is a partner of Ed Kaplan Associates ("EKA"), a toy design and licensing general partnership, and Kaplan Design Group (KDG), a general partnership with no operations and no assets (other than stock in Inventoy). He will be working for Inventoy part-time approximately 20 hour per week. Ed Kaplan received his B.S. in Science from Brooklyn College, City University in 1955.

Douglas Kaplan, secretary and director, age 30, has been secretary and director since our formation. Douglas Kaplan serves at the pleasure of the board of directors. He has been in the toy industry since 1993. From 1993 to 1998 he was director of marketing for EKA. At EKA he presented and sold toy concepts to most of the major and minor toy companies. His responsibilities at Inventoy will include presentation of new toy concepts and billing toy companies for royalties owed. He is also a partner of EKA and KDG. From 1998 to 2001 he was a commercial real estate salesman with Winick Realty Group in New York City.

The board of directors currently does not have a procedure in place to deal with possible conflicts of interests. The board is currently seeking a disinterested director with experience in the toy industry.

Since September of 2000 Douglas Kaplan has been employed full time as an equity trader at Schonfeld Securities in New York City. He will be working at Inventoy part-time, approximately 40 hours per month. He received his B.A. from the University of Wisconsin-Madison in 1993.


Executive Compensation

We have not paid any of our officers from our inception in August 1999 through May 10, 2001.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of May 10, 2001. The information in this table provides the ownership information for:

      a. each person known by us to be the beneficial owner of more than 5% of our common stock;
      b.    each of our directors;
      c.    each of our executive officers; and
      d.    our executive officers, directors and director nominees as a group.


Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. Common stock beneficially owned and percentage ownership are based on 5,211,000 shares outstanding. There are currently no outstanding options or warrants to purchase any common stock.

Name and Address of                            Number of Shares      Percentage
Beneficial Owner                              Beneficially Owned     Outstanding
----------------                              ------------------     -----------
Ed Kaplan                                           300,000               6%
c/o Inventoy .com, Inc.
6786 Willowood Drive, Suite G1006
Boca Raton, Florida 33434

Douglas Kaplan                                      300,000               6%
62 West 62nd Street, #6F
NY, New York 10023
*Kaplan Design Group                               3,000,000             57%
All Executive Officers and Directors               3,600,000             12%
as a Group (2 persons)
**KGL Investments, Ltd.                             500,000               9%
630 Third Avenue, 5th Floor
New York, New York 10017

*Kaplan Design Group is a New Jersey Partnership of which Ed Kaplan holds 10%, Douglas Kaplan holds 45% and Michael Kaplan holds 45%. It has no operations and no assets, other than stock in Inventoy.


**KGL Investment, Ltd. is owned and controlled by Kaplan, Gottbetter & Levenson, LLP.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Inventoy's president and chairman of the board Ed Kaplan and Inventoy's secretary and director Doug Kaplan are father and son. Ed Kaplan is also the father of Steven Kaplan, who is a partner in Kaplan Gottbetter & Levenson, LLP, Inventoy's counsel


In July, 2000 Inventoy issued 300,000 shares of its common stock to its founder and president Ed Kaplan in exchange for a $300 subscription receivable, and issued 300,000 shares of its common stock to its secretary Douglas Kaplan in exchange for a $300 subscription receivable. These shares were valued at par value, $.01 per share.


In July, 2000 Inventoy issued 3,000,000 shares of its common stock to Kaplan Design Group in exchange for twenty-seven toy designs from Kaplan Design Group. These shares were valued at par value, $.01 per share.

In October, 2000 Inventoy issued 500,000 shares of its common stock to KGL Investments, Ltd, the beneficial owner of which is Kaplan Gottbetter & Levenson, LLP, counsel to the Registrant in exchange for legal services rendered, valued at $50,000. These shares were valued at $.10 per share.



We believe that the terms of the above transactions are commercially reasonable and no less favorable to us than we could have obtained from an unaffiliated third party on an arm's length basis. To the extent we may enter into any agreements with related parties in the future, the board of directors has determined that such agreements must be on similar terms.

                        INDEMNIFICATION AND LIMITATION OF
                            LIABILITY OF MANAGEMENT

This will limit your ability as shareholders to hold officers and directors liable and collect monetary damages for breaches of fiduciary duty, and requires us to indemnify officers and directors to the full extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons under these provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Act and is unenforceable.

                            DESCRIPTION OF SECURITIES


Our authorized capital stock currently consists of 20,000,000 shares of Common Stock, par value $0.001 per share, of which 5,211,000 shares are issued and outstanding as of the date of the prospectus, and 5,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are issued and outstanding, the rights and preferences of which may be established from time to time by our Board of Directors.

The following description of our securities contains all material information. However, the description of our securities contained herein is a summary only and may be exclusive of certain information that may be important to you. For more complete information, you should read our Certificate of Incorporation together with our corporate bylaws.


Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends ratably, if any, as may be declared from time to time by our board of directors out of funds legally available therefor.

Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably, our net assets available after the payment of:

      a. all secured liabilities, including any then outstanding secured debt securities which we may have issued as of such time;

      b. all unsecured liabilities, including any then unsecured outstanding secured debt securities which we may have issued as of such time; and

      c.    all liquidation preferences on any then outstanding preferred stock.


Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.


Preferred Stock

Our board of directors is authorized, without further stockholder approval, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of these shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. These shares may have rights senior to our common stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of us. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. At present, we have no plans to issue any shares of our preferred stock.

Reports to Stockholders


We intend to furnish our stockholders with annual reports containing audited financial statements as soon as practical after the end of each fiscal year. Our fiscal year ends July 31.


Transfer Agent

We have appointed Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004 as transfer agent for our common stock.

                              SELLING STOCKHOLDERS

All of the shares of Inventoy.com, Inc. common stock offered under this prospectus may be sold by the holders. We will not receive any of the proceeds from sales of shares offered under this prospectus.

All costs, expenses and fees in connection with the registration of the selling stockholders' shares will be borne by us. All brokerage commissions, if any, attributable to the sale of shares by selling stockholders will be borne by such holders.


The selling stockholders are offering a total of 1,611,000 shares of Inventoy.com, Inc. common stock. The selling stockholders are not, nor affiliated with, broker dealers. The following table sets forth:


      a.    the name of each person who is a selling stockholder;

      b. the number of securities owned by each such person at the time of this offering; and

      c. the number of shares of common stock such person will own after the completion of this offering.

The column "Shares Owned After the Offering" gives effect to the sale of all the shares of common stock being offered by this prospectus.

                                    Number of    Shares Owned Prior to   Shares Owned After the
                                     Shares           the Offering              Offering
        Selling Stockholder          Offered      Number   Percentage     Number   Percentage
        -------------------          -------      ------   ----------     ------   ----------
Bruce Anderson .....................   2,500       2,500       (1)          0           0

Bruce Anderson (as custodian for ...   2,500       2,500       (1)          0           0
  Elizabeth Grace Anderson)

Bruce Anderson (as custodian for ...   2,500       2,500       (1)          0           0
  Robert William Anderson)

David and Beatrice Birch
(as Joint Tenants) .................   2,000       2,000       (1)          0           0

Robert Brandon .....................   2,500       2,500       (1)          0           0

CCD Consulting Commerce ............ 125,000     125,000       .02          0           0
  Distribution AG

Neal W. Cohen ......................   1,500       1,500       (1)          0           0

Michael Conte ......................   2,500       2,500       (1)          0           0

Dunlap Industries, Ltd. ............ 250,000     250,000       .04          0           0

Daniel Fracalossi ..................   2,500       2,500       (1)          0           0

Stuart J. Fried ....................  10,000      10,000       (1)          0           0

Robert J. Glass ....................   2,500       2,500       (1)          0           0

Paul B. Gottbetter .................  10,000      10,000       (1)          0           0

HAPI Handels - und ................. 125,000     125,000       .02          0           0
  Beteilgungsgesellschaft mbtt

Brian Hertz ........................   2,500       2,500       (1)          0           0

Nancy Kaplan .......................   2,500       2,500       (1)          0           0

Winfried Kaussen ...................  20,000      20,000       (1)          0           0

KGL Investments, Ltd. .............. 250,000     250,000       .04          0           0

Jon Kolbrener ......................   2,000       2,000       (1)          0           0

Diane Levenson .....................   2,500       2,500       (1)          0           0

June I. Levenson ...................   2,500       2,500       (1)          0           0

Natalie Levenson ...................   2,500       2,500       (1)          0           0

Paul Levenson ......................   1,000       1,000       (1)          0           0

Perry Levenson .....................   2,500       2,500       (1)          0           0

Paul Levenson (as custodian for
  Sara Kaplan-Levenson) ............   2,500       2,500       (1)          0           0

Gregory Levine .....................   2,500       2,500       (1)          0           0

Lawrence Levner ....................   2,500       2,500       (1)          0           0

Norman Menken ......................   5,000       5,000       (1)          0           0

Ming Capital Enterprises, Ltd. ..... 125,000     125,000       .02          0           0

Partner Marketing AG ............... 125,000     125,000       .02          0           0

Dianne Pecha .......................   1,000       1,000       (1)          0           0

Lee H. Perlman .....................   2,500       2,500       (1)          0           0

Private Investment Company Ltd ..... 125,000     125,000       .02          0           0

Scott Rapfogel .....................   5,000       5,000       (1)          0           0

Craig Samson .......................   2,500       2,500       (1)          0           0

Seloz Gestion & Finance S.A. ....... 125,000     125,000       .02          0           0

Roberta Sonjour ....................   2,500       2,500       (1)          0           0

                                    Number of    Shares Owned Prior to   Shares Owned After the
                                     Shares           the Offering              Offering
        Selling Stockholder          Offered      Number   Percentage     Number   Percentage
        -------------------          -------      ------   ----------     ------   ----------
Priscilla Sprung ...................   1,000       1,000       (1)          0           0

David Szabo ........................   1,000       1,000       (1)          0           0

Brian Tanenbaum ....................   2,500       2,500       (1)          0           0

TEL-EX-KA AG ....................... 125,000     125,000       .02          0           0

Turf Holding Ltd. .................. 125,000     125,000       .02          0           0

Scott A. Ziluck ....................   1,500       1,500       (1)          0           0

Total                              1,611,000   1,611,000       .32          0           0


----------
1) - Indicates less than one percent of the total outstanding common stock.



                              PLAN OF DISTRIBUTION


The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the counter market or otherwise or in negotiated transactions. The initial price is set at $.10 per share. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:


      a. purchase by a broker-dealer as principal and resale by such broker-dealer for its own account through this prospectus;

      b. ordinary brokerage transactions and transactions in which the broker solicits purchasers;

      c. block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a potion of the block as principal of facilitate the transaction;

      d.    in privately negotiated transactions; and

      e.    in options transactions.

In addition, any shares that qualify for sale under Rule 144 may be sold under Rule 144 rather that through this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell through this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares through this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amount to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriter" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.


In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with. Inventoy will use the manual exemption available in 43 states, and will seek exemptions in the other states where necessary.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting, compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

                            MARKET FOR COMMON EQUITY

Shares Eligible for Future Sale

Market Information


There is no public trading market on which Inventoy's Common Stock is traded. Inventoy has engaged a broker/dealer to file a Form 211 with the National Association of Securities Dealers ("NASD") in order to allow the quote of Inventoy's common stock on the Over the Counter Bulletin Board (OTCBB). There is no assurance that our common stock will be included on the OTCBB.

There are approximately forty-seven (47) record holders of common equity.


There are no outstanding options or warrants to purchase, or securities convertible into, common equity of Inventoy.


We have outstanding 5,211,000 shares of our common stock. Of these shares, 1,611,000 shares, will be freely tradable without restriction under the Securities Act unless held by our "affiliates" as that term is defined in Rule 144 under the Securities Act. These shares will be eligible for sale in the public marker, subject to certain volume limitations and the expiration of applicable holding periods under Rule 144 under the Securities Act. Non-affiliates currently hold 31% of our outstanding shares. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner or affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (1)% of the number of shares of common stock then outstanding or
(2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a From 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.


We can offer no assurance that an active public market in our shares will develop. Future sales of substantial amounts of our shares (including shares issued upon exercise of outstanding options) in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

                                LEGAL PROCEEDINGS

We are not a party to nor are we aware of any existing, pending or threatened lawsuits or other legal actions.

                                  LEGAL MATTERS

Certain legal matters, including the legality of the issuance of the shares of common stock offered herein, are being passed upon for us by our counsel, Kaplan Gottbetter & Levenson, LLP, 630 Third Avenue, New York, New York 10017.

                                     EXPERTS


The financial statements of Inventoy.com, Inc., a development stage company, as of July 31, 2000 and for the period from August 11, 1999 (inception) through July 31, 2000, have been included herein and in the registration statement in reliance upon the report of Rogoff & Company, P.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of that firm as experts in accountant and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

We have not previously been required to comply with the reporting requirements of the Securities Exchange Act. We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by this prospectus. The prospectus is part of the registration statement, and, as permitted by the SEC's rules, does not contain all of the information in the registration statement. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits and schedules filed as a part of this registration statement. You can review the registration statement and its exhibits at the public reference facility maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC at 7 world Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The registration statement is also available electronically on the World Wide Web at http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS

                               Inventoy.com, Inc.
                          (A Development Stage Company)

Auditors' Report ............................................................F-1

Balance Sheet s of July 31, 2000 (Audited); April 30, 2001 (Unaudited) ......F-2


Statementof Operations for the period from August 11, 1999 (inception)
      to July 31, 2000 (Audited); Nine Months Ended April 30, 2001
      (Unaudited); August 11, 1999 to April 30, 2000 (Unaudited) ............F-3

Statements of Cash Flows from August 11, 1999 (inception) to July 31,
      2000 (Audited); Nine Months Ended April 30, 2001 (Unaudited);
      August 11, 1999 to April 30, 2000 (Unaudited) .........................F-4


Consolidated Statement of Changes in Shareholder's Equity from August 11,
      1999 (inception) to July 31, 2000 (Audited); Nine Months Ended
      April 30, 2001 (Unaudited) ............................................F-5

Notes to Consolidated Financial Statements ..................................F-6

                     [Letterhead of Rogoff & Company, P.C.]

                          Independent Auditors' Report

The Shareholders and Board of Directors
Inventoy.Com, Inc.:

We have audited the accompanying balance sheet of Inventoy.Com, Inc., (a development stage enterprise) as of July 31, 2000 and the related statements of operations, of cash flows and of changes in shareholders' equity for the period August 11, 1999 (inception) to July 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Inventoy.Com, Inc. at July 31, 2000, and the results of its operations, its cash flows and the changes in its shareholders' equity for the period August 11, 1999 (inception) to July 31, 2000, in conformity with accounting principles generally accepted in the United States.


                                   /s/ Rogoff & Company, P.C.

New York, New York
August 7, 2000

                               Inventoy.Com, Inc.

                        (A Development Stage Enterprise)

                                 Balance Sheets

             July 31, 2000 (Audited) and April 30, 2001 (Unaudited)


                                                                      April 30,
                                   Assets               July 31,        2001
                                                          2000       (Unaudited)
                                                       ---------      ---------
Current assets:

  Cash                                                 $      --      $ 107,750

  Deferred offering expenses                              50,000             --
                                                       ---------      ---------
  Total current assets                                    50,000        107,750

  Purchased toy designs                                    3,000          3,000
                                                       ---------      ---------
  Total assets                                         $  53,000      $ 110,750
                                                       =========      =========

                      Liabilities and Shareholders' Equity

 Current liabilities:
  Accounts payable                                     $   2,000      $   5,009
                                                       ---------      ---------
  Total liabilities                                        2,000          5,009
                                                       ---------      ---------
Shareholder's equity:

  Preferred stock - 5,000,000 shares
    authorized; -0- shares issued
    and outstanding; par value $.001                          --             --
  Common stock - 20,000,000 shares
    authorized; 4,100,000 and 5,197,500
    shares issued and outstanding;
    par value $.001                                        4,100          5,198
  Paid in capital                                         49,500        108,152
  Deficit accumulated during the
    development stage                                     (2,000)        (7,009)
  Subscriptions receivable                                  (600)          (600)
                                                       ---------      ---------

  Total shareholders' equity                              51,000        105,741
                                                       ---------      ---------

  Total liabilities and shareholders' equity           $  53,000      $ 110,750
                                                       =========      =========

                 See accompanying Notes to Financial Statements.

                               Inventoy.Com, Inc.

                        (A Development Stage Enterprise)

                            Statements of Operations
             August 11, 1999 (inception) to July 31, 2000 (Audited)
                  Nine Months Ended April 30, 2001 (Unaudited)
                  August 11, 1999 to April 30, 2001 (Unaudited)

                                       August 11,       Nine         August 11,
                                         1999           Months          1999
                                          to            Ended            to
                                       July 31,        April 30,     April 30,
                                         2000            2001           2001
                                         ----            ----           ----
                                                      (Unaudited)    (Unaudited)
                                                     -----------    -----------
REVENUES:                             $        --    $        --    $        --
                                      -----------    -----------    -----------
EXPENSES:
  Miscellaneous legal expenses              2,000             --          2,000
  Accounting fees                              --          5,009          5,009
                                      -----------    -----------    -----------

NET LOSS                              $    (2,000)   $    (5,009)   $    (7,009)
                                      ===========    ===========    ===========
Net Loss Per Share:
  Basic                                       (--)           (--)           (--)
  Diluted                             $       (--)   $       (--)   $       (--)
                                      ===========    ===========    ===========
Weighted average shares of
  common stock used in
  calculation of net loss
  per share                             3,600,000      4,637,473
                                      ===========    ===========

                 See accompanying Notes to Financial Statements.

                               Inventoy.Com, Inc.

                        (A Development Stage Enterprise)

                            Statements of Cash Flows
             August 11, 1999 (Inception) to July 31, 2000 (Audited)
                  Nine-Months Ended April 30, 2001 (Unaudited)
              Period August 11, 1999 to April 30, 2001 (Unaudited)

                                         August 11,      Nine        August 11,
                                            1999        Months          1999
                                             to          Ended           to
                                          July 31,      April 30,     April 30,
                                            2000          2001          2001
                                            ----          ----          ----
                                                       (Unaudited)   (Unaudited)
                                                        ---------     ---------
Cash Flows From Operating
  Activities:
    Net loss                              $  (2,000)    $  (5,009)    $  (7,009)

  Adjustments to reconcile net
  loss to cash used by operating
  activities:

  Increase in operating accounts
    payable                                   2,000         3,009         5,009
                                          ---------     ---------     ---------

Cash used by operating
  activities                                     --        (2,000)       (2,000)
                                          ---------     ---------     ---------

Cash Flows From Financing
  Activities:
  Proceeds of private placement
    offering                                     --       109,750       109,750
                                          ---------     ---------     ---------

Cash provided by financing
  activities                                     --       109,750       109,750
                                          ---------     ---------     ---------

Increase in cash                                 --       107,750       107,750
                                          ---------     ---------     ---------

Cash, beginning of period                        --            --            --
                                          ---------     ---------     ---------

Cash, end of period                       $      --     $ 107,750     $ 107,750
                                          =========     =========     =========

Supplemental Disclosure of
  non-cash investing and
  financing activities:

Receivable from shareholders in
  connection with subscription
  from common stock                       $     600     $      --     $     600

Issuance of common stock for
  deferred design costs                   $   3,000     $      --     $   3,000

Issuance of common stock for
     deferred offering costs              $  50,000     $      --     $  50,000

                 See accompanying Notes to Financial Statements.

                               Inventoy.Com, Inc.

                        (A Development Stage Enterprise)

                  Statement of Changes in Shareholders' Equity
             August 11, 1999 (inception) to July 31, 2000 (Audited)
                  Nine-Months Ended April 30, 2001 (Unaudited)

                                 Numbered    Common      Paid-I      Earnings   Subscription
                                  Shares      Stock      Capital     (Deficit)   Receivable      Total
                                ---------   ---------   ---------    ---------    ---------    ---------
Issuance of common stock
  for subscription receivable     600,000   $     600   $      --    $      --    $    (600)   $      --

Inkind contributions:
  Toy designs                   3,000,000       3,000          --           --           --        3,000
  Deferred offering expenses      500,000         500      49,500           --           --       50,000

Net income (loss)                                  --          --       (2,000)          --       (2,000)
                                ---------   ---------   ---------    ---------    ---------    ---------

Balances, July 31, 2000         4,100,000       4,100      49,500       (2,000)        (600)      51,000

Nine-months ended
  April 30, 2001
  (Unaudited):

Issuance of common stock
  at $0.10 per share,
  net of $50,000 direct
  costs                         1,097,500       1,098      58,652           --           --       59,750

Net loss                               --          --          --       (5,009)          --       (5,009)
                                ---------   ---------   ---------    ---------    ---------    ---------

Balances, April 30, 2001        5,197,500   $   5,198   $ 108,152    $  (7,009)   $    (600)   $ 105,741
                                =========   =========   =========    =========    =========    =========

                 See accompanying Notes to Financial Statements.

                               Inventoy.Com, Inc.

                        (A Development Stage Enterprise)

                          Notes to Financial Statements

               Information as of July 31, 2000 and for the period
                   August 11, 1999 to July 31, 2000 is Audited

              Information as of April 30, 2001 and for the periods
           August 11, 1999 to April 30, 2001 and the Nine Months Ended
                           April 30, 2001 is Unaudited

1. Nature of Business

Inventoy.Com, Inc. (the "Company") was incorporated on August 11, 1999, seeks to license toy designs to toy manufacturers and to act as a toy inventor's agent in licensing toy designs developed by others. Additionally the company will seek revenue from the sale of banner ads on the web page it plans to create. However, the expectation is that any revenue from the sale of banner ads will be minimal. Inventoy's licensing efforts began with twenty-seven toy designs, which were acquired from Kaplan Design Group ("KDG"), a New Jersey general partnership. Inventoy expects to market those toy designs by both direct meetings with toy manufacturers' representatives as well as through a website that will give the manufacturers an opportunity to review pictures and descriptions of new inventions at a single source to decide whether a face-to-face meeting would be useful.

From inception through April 30, 2001, the Company has been in the developmental stage, developing its business plans, acquiring toy designs and raising capital. There have been no operations or revenues since inception.

2. Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets, liabilities and matters for disclosure at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Purchased Toy Designs

During the fiscal year ended July 31, 2000 the Company acquired twenty-seven toy designs from the Company's founder. The Company issued 3,000,000 shares of common stock at par value ($3,000) in consideration. The value of the toy designs represents the founder's approximate out-of-pocket cost of acquiring them. Upon commencement of selling activity, these toy design costs will be amortized over the useful life of the designs, not to exceed three years, unless management determines sooner that the value of a design is impaired, in which case it is charged off to operations.

                               Inventoy.Com, Inc.

                        (A Development Stage Enterprise)

                          Notes to Financial Statements

               Information as of July 31, 2000 and for the period
                   August 11, 1999 to July 31, 2000 is Audited

              Information as of April 30, 2001 and for the periods
           August 11, 1999 to April 30, 2001 and the Nine Months Ended
                           April 30, 2001 is Unaudited

2. Significant Accounting Policies - Continued

Accrual Basis

The financial statements have been prepared on the accrual basis of accounting. Revenues are reflected when earned and expenses are recognized when incurred.

Financial Instruments

Current assets and liabilities are reported at their face amount, which because of their short-term nature, approximates fair value.

Income Taxes

The Company uses the liability method for income taxes as required by SFAS No. 109 "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Other

Startup expenses including organization costs and certain website development costs are charged to operations as incurred.

Dividends

The Company does not expect to pay cash dividends on its common stock in the foreseeable future. The intent is to retain any earnings to develop and extend its business.

Cumulative Information For the Period August 11, 1999 to April 30, 2001 and Interim Information for the Nine Months Ended April 30, 2001

Cumulative information for the period August 11, 1999 to April 30, 2001 and the interim financial information as of April 30, 2001 and for the nine months ended April 30, 2001 is unaudited but includes all adjustments, consisting only of normal recurring adjustments, that the company considers necessary for a fair presentation of its consolidated financial position at that date and its consolidated results of operations and cash flows for those periods. Operating results for the nine months ended April 30, 2001 are not necessarily indicative of results that may be expected for any future periods.

                               Inventoy.Com, Inc.

                        (A Development Stage Enterprise)

                          Notes to Financial Statements

               Information as of July 31, 2000 and for the period
                   August 11, 1999 to July 31, 2000 is Audited

              Information as of April 30, 2001 and for the periods
           August 11, 1999 to April 30, 2001 and the Nine Months Ended
                           April 30, 2001 is Unaudited

2. Significant Accounting Policies - Continued

Financial Instruments

Current assets and liabilities are reported a their face amount which, because of their short term nature approximates fair value.

Comprehensive Loss

There is no difference in the Company's historical net losses as reported and the comprehensive net losses for all periods presented.

3. Shareholders' Equity

All significant contributed capital of Inventoy has been provided by three shareholders who held one hundred percent of Inventoy's shares at July 31, 2000. Kaplan Design Group, a New Jersey general partnership, owns eighty-three (83) percent of Inventoy's outstanding common stock and Ed Kaplan and his son, Douglas Kaplan are each eight and one-half (8 1/2) percent owners. Both Ed and Douglas Kaplan are also principal owners in Kaplan Design Group. The capital contributed by Kaplan Design Group was in exchange for twenty-seven toy designs that Inventoy is now trying to license. See related party transactions.

In addition, 500,000 shares are to be issued to Kaplan, Gottbetter & Levenson LLP in exchange for legal services in connection with planned private and public placements of stock. These shares are shown as if they were already issued, so as to reflect the transaction as though it were completed prior to July 31. These shares issued at the value of the legal services performed.

In August 2000, Inventoy's Board of Directors authorized a private placement offering of Inventory's common stock to a limited number of sophisticated investors at a price of $.10 per share. By April of 2001, Inventoy completed the private placement of 1,097,500 shares of common stock, resulting in cash proceeds of $109,750. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. The deferred offering expenses were charged against the proceeds of this offering.

Stock transactions after April 30, 2001 are described in Note 7.

                               Inventory.Com, Inc.

                        (A Development Stage Enterprise)

                          Notes to Financial Statements

               Information as of July 31, 2000 and for the period
                   August 11, 1999 to July 31, 2000 is Audited

              Information as of April 30, 2001 and for the periods
           August 11, 1999 to April 30, 2001 and the Nine Months Ended
                           April 30, 2001 is Unaudited

4. Related Party Transactions

In July of 2000, an agreement was made by which The Company acquired twenty-seven toy designs from KDG in exchange for 3,000,000 shares of its common stock. KDG (the principal shareholder of Inventoy) is a New Jersey general partnership of which Ed Kaplan (Inventoy's president and shareholder) owns ten
(10) percent and his sons Douglas Kaplan (Inventory's secretary and shareholder) and Michael Kaplan each own forty-five (45) percent. KDG acquired these toy designs from Ed Kaplan Associates ("EKA"). KDG does not have any operations. EKA is a New Jersey general partnership of which Inventoy's president, Ed Kaplan owns ten (10) percent and his son's Douglas Kaplan, Michael Kaplan and Steven Kaplan each own thirty (30) percent. EKA designs toys and markets toy designs to toy manufacturers. Ed Kaplan will continue to work at EKA part time for approximately twenty hours per month. EKA does not represent the toy designs of others, unlike Inventoy's business plan.

5. Income Taxes

No provision for federal or state income taxes has been recorded as Inventoy did not have any operations for the period August 11, 1999 (inception) to July 31, 2000.

6. Services Compensation

Kaplan, Gottbetter & Levenson LLP rendered legal services at a fair value of $50,000, and is to be compensated by issuing 500,000 shares of the company's common stock. The fair value of each share when issued will be $.10.

7. Subsequent Events

Subsequent to April 30, 2001 the company issued 12,500 shares of common stock for cash consideration of $1,250.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

The Delaware General Corporation Law provides for the indemnification of the officers, directors and corporate employees and agents of Inventoy.com, Inc. (the "Registrant") under certain circumstances as follows:

INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.

(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstance of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such court shall deem proper.

(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

(e) Expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses including attorneys' fees incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

(f) The indemnification and advancement expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

(h) For purposes of this Section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

Articles Ninth and Tenth of the Registrant's certificate of incorporation provide as follows:

            NINTH:

The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection
(b) of Section 102 of the Delaware General Corporation Law, as the same may be amended and supplemented.

            TENTH:

The Corporation shall, to the fullest extent permitted by the provisions of
Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Article VII of the Registrant's by-laws provides as follows:

ARTICLE VII - INDEMNIFICATION

      Section 7.1. RIGHT TO INDEMNIFICATION. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

      Section 7.2. PREPAYMENT OF EXPENSES. The Corporation shall pay the expenses (including attorneys' fees) incurred in defending any proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this Article VII or otherwise.

      Section 7.3. CLAIMS. If a claim for indemnification or payment of expenses under this Article VII is not paid in full within sixty days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

      Section 7.4. NONEXCLUSIVITY OF RIGHTS. The rights conferred on any person by this Article VII shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

      Section 7.5. OTHER INDEMNIFICATION. The Corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit enterprise.

      Section 7.6. AMENDMENT OR REPEAL. Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

Item 25. Expenses of Issuance and Distribution.

The other expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:

            Securities and Exchange Commission Registration Fee   $    50.00
            Legal Fees                                             60,000.00
            Accounting Fees                                         5,000.00
            Printing and Engraving                                  2,400.00
            Miscellaneous                                           1,900.00
                                                                  ----------

                     TOTAL                                        $69,350.00

Item 26. Recent Sales of Unregistered Securities.

In July, 2000 the Registrant issued 300,000 shares of its common stock to its founder and president Ed Kaplan in exchange for $300, and issued 300,000 shares of its common stock to its secretary Douglas Kaplan in exchange for $300. These shares were valued at par value, $.01 per share.

In July, 2000 the Registrant issued 3,000,000 shares of its common stock to Kaplan Design Group in exchange for twenty-seven toy designs from Kaplan Design Group. These shares were valued at par value, $.01 per share.

In October, 2000 the Registrant issued 500,000 shares of its common stock to KGL Investments, Ltd. the beneficial owner of which is Kaplan Gottbetter & Levenson, LLP, counsel to the Registrant in exchange for legal services rendered, valued at $50,000. These shares were valued at $ .10 per share.

From November, 2000 to May, 2001 the Registrant issued 1,208,500 shares of its common stock at $.10 per share.

These securities were sold under the exemption from registration provided by
Section 4(2) of the Securities Act. Neither the Registrant nor any person acting on its behalf offered or sold the securities by means of any form of general solicitation or general advertising. All purchasers represented in writing that they acquired the securities for their own accounts. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

Item 27. Exhibits.

  Exhibit
   Number           Description
  -------           -----------

      3.1    --     Certificate of Incorporation

      3.2    --     By-Laws

      4.1    --     Specimen Certificate of Common Stock

      5.1    --     Form of Opinion of Counsel

     10.1    --     NA

     23.1    --     Accountant's Consent

     23.2    --     Counsel's Consent to Use Opinion (included in Exhibit 5.1)

Item 28. Undertakings.

      The Registrant undertakes:

            (1) To file, during any period in which offers or sales are being made, post-effective amendment to this registration statement (the "Registration Statement"):

            i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

            (ii) To reflect in the prospectus any facts or events arising after the Effective Date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this registration statement, including (but not limited to) the addition of an underwriter.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any provisions contained in its Certificate of Incorporation, or by-laws, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Boca Raton, Florida on June 27, 2001.


                                    Inventoy.com, Inc.



                                    By: /s/ Ed Kaplan
                                        ------------------------------------
                                        Ed Kaplan
                                        President, CEO and Chairman of the Board
                                        (principal financial officer)


      In accordance with the requirements of the Securities Act of 1933, the registration statement was signed by the following persons in the capacities and on the dates stated.

        Signature                     Title                          Dated
        ---------                     -----                          -----


      /s/Ed Kaplan       President, CEO, Chairman of the Board     June 27, 2001
      ------------       (principal financial officer)
        Ed Kaplan

    /s/Douglas Kaplan    Secretary, Director                       June 27, 2001
    -----------------    (principal accounting officer)
     Douglas Kaplan